Exhibit 5.5

July 27, 2017

United States Securities & Exchange Commission

Re: Registration Statement dated July 27, 2017 (the “Registration Statement”) of Canadian Natural Resources Limited

Dear Sirs:

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared a report with respect to the reserves data of Canadian Natural Resources Limited with an effective date of December 31, 2016 (the “Report”).

We refer to the Registration Statement dated July 27, 2017 relating to the offering of debt securities from time to time by Canadian Natural Resources Limited, filed with the Securities and Exchange Commission (the “Registration Statement”). We hereby consent to the reference to our firm under the heading “Experts” and to the use of our Report which is incorporated by reference in the Registration Statement.

Yours truly,

Sproule Associates Limited

/s/ Steven J. Golko

for Nora T. Stewart, P.Eng.
Senior VP, Reserves Certification and Director

Calgary, Alberta, Canada

July 27, 2017